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                                                                   EXHIBIT 99.16

                               [OIS LETTERHEAD]

March 5, 1999

VIA FACSIMILE (949) 951-7218
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Premier Laser Systems, Inc.
3 Morgan
Irvine, CA 92614

Ladies and Gentlemen:

          I am writing to confirm the following understanding between Premier Laser Systems, Inc. ("Premier") and Ophthalmic Imaging Systems ("OIS"):

     1.   Manufacturing by Premier
          ------------------------

     . Premier will manufacture OIS's products ("OIS Products") listed on Exhibit A hereto, at the prices as set forth in Exhibit A. This pricing is based on OIS's and Premier's estimated cost of goods sold according to GAAP, including without limitation labor, material, manufacturing overhead and anticipated warranty-related costs ("COGS"). The pricing on Exhibit A will be adjusted from time to time based on Premier's actual COGS, including, but not limited to, the impact of engineering change orders mutually agreed by OIS and Premier. For a period of six (6) months from the date of this letter, Premier will not: (i) increase any prices set forth in Exhibit A; or
          (ii) charge a profit margin to OIS. After six (6) months from the date of this letter, Premier and OIS shall readdress the basis of the pricing, when to include such margin, and the amount of such margin. Premier will notify OIS, in writing, sixty (60) days in advance of the effective date of any price increase.

          The foregoing notwithstanding, at the end of 90 days from the date of first delivery from Premier of an OIS Product ordered by OIS from Premier, OIS and Premier agree to readdress the basis of the pricing in Exhibit A solely with respect to the component thereof comprised of anticipated warranty-related costs, and that any mutually agreed adjustment resulting therefrom will be effected as soon as practicable on a prospective basis. Such adjustment may include a change in the warranty portion of COGS and/or the party to be designated with control over or responsibility for satisfaction of warranty claims.

          With respect to purchases from Premier by OIS of products and services not included in Exhibit A, the pricing and other terms for such purchases will be subject to the terms and conditions of the individual transactions and such purchases are not contemplated under this agreement.
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     .    OIS will place firm, non-cancelable purchase orders ("P.O.") to
          Premier at least thirty (30) days in advance of OIS' desired delivery date of OIS Products, which P.O. will stipulate, among other things, the required delivery method and destination of the OIS Products ordered. Premier will commence the ordering of materials and manufacture of the OIS Products after receipt of payment in full for an order. Payments may be made in cash and/or applicable raw materials. To the extent that inventory is supplied by OIS to Premier, credit for the value of said inventory, as mutually agreed, will be applied against amounts charged by Premier to OIS for OIS Products ordered by OIS from Premier. Upon receipt of such payment or extension of credit, Premier will: (i) provide OIS with the estimated delivery date for the OIS Products ordered; and (ii) manufacture the requested products as soon as commercially practical.

     . Premier agrees to pay to OIS all reasonable incidental expenses (excluding salaries and related) incurred by OIS, including additional airfares, lodging, subsistence, contractor fees and expenses and other installation-related expenditures, resulting from Premier's failure to meet its estimated delivery date, provided, however, that: (i) no such payment shall be required if Premier provides to OIS ten (10) day prior written notification that the estimated delivery date will not be met; and (ii) Premier shall not be liable under any circumstances for consequential or indirect damages including without limitation loss of profits.

     . For a period of not less than sixty (60) days from the date of this letter, Premier agrees to pay all incidental expenses (excluding salaries and related) incurred by OIS to train and/or otherwise assist Premier personnel in the manufacture of OIS Products, including airfare, lodging, subsistence, contractor fees and expenses, if applicable, and other travel-related expenses, as mutually agreed.

     . Premier agrees to manufacture the OIS Products in compliance with GMP, QSR and all other pertinent federal, state and international agency standards, including, but not limited to, CE compliance.

     . Shipment of the completed OIS Products shall be made F.O.B. Irvine. Except for OIS Products shipped freight and related insurance charges and taxes collect, which amounts are paid to the commercial carrier directly by a party other than OIS or Premier, OIS shall pay shipping and related insurance costs, except that Premier small pay expediting and other related charges in excess of the cost of the delivery method stipulated in the P.O. for delivery via methods other than as specified in the P.O.

     . Premier shall be responsible for all warranties concerning the OIS Products for a period of not less than sixteen (13) months from the date of shipment from Premier, including airfares, lodging, subsistence and other reasonable incidental expenses (excluding salaries and related) incurred by OIS with respect to its installers, field technicians or third party service providers unless the warranty

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          claim is a result of: (i) an OIS design problem; or (ii) damage following delivery, including damage resulting from installation by OIS.

          Premier agrees to make its best efforts to comply with current OIS service and support practices, including: (i) to effect in-plant in-warranty repairs within forty eight (48) hours of receipt of products to be repaired by Premier's facility; and (ii) to ship in-warranty replacement component parts on the date requested, provided, however, that requests received after 3:00 PM local time will be filled the next business day.

     . Premier shall carry product liability insurance concerning the OIS Products manufactured by Premier. Such policy shall name OIS as an additional insured with respect to such OIS Products.

     2.   Entire Agreement
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          This document sets forth the entire agreement and understanding relating to the subject matters hereof, and supersedes all prior discussions, agreements, understandings, representations and any oral agreements as may have been entered into or made between Premier and OIS relating to such subject matters.

     3.   Arbitration
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          Any dispute between the parties, whether relating to this letter agreement or otherwise, shall be resolved by binding arbitration in Orange County pursuant to the Rules of the American Arbitration Association.

     4.   Confidentiality
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          Each party agrees that except as otherwise provided herein, it shall not disclose to any third party any information concerning the trade secrets, methods, concepts, processes, procedures, or customers, or any other confidential, financial, or business information of the other party which it learns during the course of its performance of this Agreement, without the prior written consent of the other party. This obligation of confidentiality shall not apply to any information which (i) was known to the receiving party at the time of receipt; (ii) was in the public domain at the time of receipt; and (iii) becomes public through no fault of the party obligated to keep it confidential; or (iv) is required by applicable law to be divulged.

          This provision shall survive the termination or expiration of this Agreement.

     5.   Termination
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          This Agreement shall only be terminated: (a) upon material breach by either party, which breach is not cured within thirty (30) days of receipt of written notice thereof; (b) upon ninety (90) day written notice by OIS to Premier; (c) upon one hundred eighty (180) days written notice by Premier to OIS; and or (d) by mutual written agreement of the parties. Upon

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any such termination: (i) OIS shall purchase (at Premier's actual direct material cost) all inventory maintained by Premier, including inventory procured under non-cancelable purchase orders but not yet received, in connection with open P.O.'s for OIS Products; and (ii) Premier shall delivery to OIS said inventory, together with all documentation related to OIS Products, including schematic drawings, vendor lists, parts lists and bills of material.

          Assuming that this letter is consistent with your understanding of our agreement, please execute this letter in the space provided below to reflect your acceptance of the terms set forth above.

                                   Sincerely,

                                   /s/ Steven R. Verdooner

                                   Steven R. Verdooner
                                   President and Chief Executive Officer
                                   Ophthalmic Imaging Systems


The terms set forth in this letter are
accepted by Premier Laser Systems, Inc.
this 7th day of March, 1999.

By:  /s/ Collette Cozean
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Name:  Collette Cozean
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Title: Chief Executive Officer
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